FOR IMMEDIATE RELEASE
November 4, 2020
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
THIRD QUARTER 2020 RESULTS

•Earnings per share ("EPS")* was $0.56 for the third quarter of 2020 compared to $0.34 for the third quarter of 2019
•Year-to-date EPS increased to $2.97 from $2.59, for the prior year period
•Third quarter and year-to-date EPS from continuing operations increased $0.18 and $0.29, respectively, over the corresponding periods in 2019
•In September 2020, the Florida Public Service Commission approved a settlement agreement regarding final cost recovery and rates associated with Hurricane Michael, which generated $2.9 million in incremental year-to-date earnings
•Strong performance for the first nine months of 2020 driven by continued growth in the Company's businesses, the addition of the Boulden and Elkton Gas acquisitions, expense management and gains from two property sales overcame milder weather and the net impact of COVID-19
•Milder weather reduced 2020 year-to-date earnings by $2.2 million, or $0.14 per share, compared to the same period of 2019
•Through September 2020, the COVID-19 pandemic has reduced net income by $1.9 million or $0.12 per share
•An At-The-Market ("ATM") equity program was established to issue new equity as the Company continues to manage its capital structure

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced its financial results for the third quarter of 2020. The Company's net income for the quarter ended September 30, 2020 was $9.3 million, or $0.56 per share, compared to $5.6 million or $0.34 per share, for the same quarter of 2019. Net income for the nine months ended September 30, 2020 was $49.1 million, or $2.97 per share, compared to $42.6 million, or $2.59 per share, for the same period in 2019, representing an increase of 14.7 percent. In terms of continuing operations, the Company’s EPS for the quarter ended September 30, 2020 totaled $0.56 per share, an increase of $0.18 per share over the same quarter of 2019. For the nine months ended September 30, 2020, EPS from continuing operations totaled $2.96 per share, an increase of $0.29 per share or 10.9 percent, over the same period in 2019.

Earnings for the third quarter of 2020 reflect increased earnings from the approval of the Hurricane Michael regulatory settlement by the Florida Public Service Commission ("PSC"), pipeline expansion projects, organic growth in the natural gas distribution operations and increased margin from Marlin Gas Services, LLC ("Marlin Gas Services"). These increases were offset by lower customer consumption driven primarily by weather and the unfavorable net impact of the coronavirus ("COVID-19") pandemic.
Year-to-date earnings were impacted by the factors noted above as well as higher retail propane margins, and contributions from the acquisitions of Boulden, Inc. ("Boulden") and Elkton Gas Company ("Elkton Gas") and by gains from two property sales totaling $2.3 million on an after tax basis. The property sales were made possible due to changes in the consolidation of certain operations.
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In March 2020, the U.S. Centers for Disease Control and Prevention (“CDC”) declared a national emergency due to the rapidly growing outbreak of COVID-19. In response to this declaration and the rapid spread of COVID-19 within the United States, federal, state and local governments throughout the country imposed varying degrees of restrictions on social and commercial activity to promote social distancing in an effort to slow the spread of the illness. These restrictions have continued to significantly impact economic conditions in the United States. Chesapeake Utilities is considered an “essential business,” which allows the Company to continue its operational activities and construction projects while the social distancing restrictions remain in place. In response to the COVID-19 pandemic and related restrictions, the Company implemented its pandemic response plan, which includes having all employees who can work remotely do so in order to promote social distancing and providing personal protective equipment to field employees and others to reduce the spread of COVID-19. For the three and nine months ended September 30, 2020, the estimated impacts that COVID-19 had on the Company's earnings were approximately $0.7 million and $1.9 million, respectively, primarily driven by reduced consumption of energy largely in the commercial and industrial sectors, higher bad debt expenses and incremental expenses associated with COVID-19, including personal protective equipment and premium pay for field personnel. The additional operating expenses the Company has incurred support the ongoing delivery of our essential services during these unprecedented times. As the COVID-19 pandemic is still ongoing, the Company is continuing to assess recoverability and to date, has not established regulatory assets associated with the incremental net expense impacts, as currently authorized by the Delaware, Maryland and Florida PSCs. The Company is committed to communicating timely updates and will continue to monitor developments affecting its employees, customers, suppliers, and stockholders and take additional precautions as warranted to operate safely and to comply with the CDC, Occupational Safety and Health Administration, state and local requirements in order to protect its employees, customers and the communities.

“Our Company delivered strong third quarter results and is well positioned to achieve solid performance for the year, despite the challenges created by the COVID-19 pandemic. We also remain on track to achieve results within our stated 2022 EPS guidance range. The Company’s performance to date has been driven by a myriad of growth initiatives across the enterprise. Since our second quarter earnings release, we have announced several key accomplishments, most notably the settlement of the Hurricane Michael regulatory proceeding, which had a significant impact on our third quarter and year-to-date results. The purchase of Elkton Gas at the end of July immediately created a solid foundation for our growing footprint in the Cecil County, Maryland area,” stated Jeffrey Householder, President and Chief Executive Officer of Chesapeake Utilities Corporation. “Across all businesses, our dedicated team continued to execute, generating additional margin growth from expansions of our pipelines and Marlin Gas Services' suite of services, organic growth, key regulatory initiatives, and further integration of our strategic acquisitions. Just recently, we announced several new projects that will add to our earnings trajectory in 2021 and beyond, including several renewable natural gas projects and the acquisition of Western Natural Gas Company, a propane company in a growing market adjacent to our northern Florida service territory. Because of new growth opportunities like these, Chesapeake Utilities remains poised to further expand our delivery of essential services that our customers expect from us and to drive increased shareholder value over the coming years."

Capital Expenditures Forecast and Earnings Guidance Update
In February 2020, the Company reaffirmed its capital expenditures projection of $750 million - $1 billion of capital expenditures from 2018-2022.  Additionally, the Company updated its previous EPS guidance by increasing the forecasted range for 2022 to $4.70 to $4.90 given the investments already made, those underway and the growth prospects included in the Company’s strategic growth plan. The Company expects EPS to grow at an average annual rate of 7.75 percent to 9.50 percent.
The Company has continued to review its projections and remains supportive of this guidance, after taking into consideration its strategic plan, the expected impact of COVID-19 and the anticipated
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regulatory relief and opportunities for continued collaboration across the enterprise. The Company has historically achieved an average earnings growth at or above this range, and continues to view its long-term growth prospects as comparable to its historical growth.
*Unless otherwise noted, EPS information is presented on a diluted basis.
**This press release includes references to non-Generally Accepted Accounting Principles ("GAAP") financial measures, including gross margin. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that includes or excludes amounts, or that is subject to adjustments, so as to be different from the most directly comparable measure calculated or presented in accordance with GAAP. Our management believes certain non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.
The Company calculates "gross margin" by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane, and the cost of labor spent on direct revenue-producing activities and excludes depreciation, amortization and accretion. Other companies may calculate gross margin in a different manner. Gross margin should not be considered an alternative to operating income or net income, both of which are determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structures for unregulated businesses. The Company's management uses gross margin in measuring its business units' performance.

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Operating Results for the Quarters Ended September 30, 2020 and 2019

Consolidated Results

	Three Months Ended
	September 30,
(in thousands)	2020	2019	Change	Percent Change
Gross margin	$79,508	$67,298	$12,210	18.1%
Depreciation, amortization and property taxes	22,976	16,010	6,966	43.5%
Other operating expenses	39,126	36,931	2,195	5.9%
Operating income	$17,406	$14,357	$3,049	21.2%

Operating income for the three months ended September 30, 2020 increased by $3.0 million, or 21.2 percent, compared to the same period in 2019. The increase in operating income was largely driven by the settlement of the Hurricane Michael regulatory proceeding which improved operating income by $2.9 million, including $1.9 million in operating income that was previously billed under interim rates during the first half of 2020. Operating income for the quarter was also reduced by an estimated $1.9 million due to unfavorable impacts of COVID-19. For additional details on the Hurricane Michael regulatory proceeding, see the Major Projects and Initiatives discussion below.

Further contributing to the improved performance for the quarter was margin growth from the Company’s organic growth projects, increased margins from investments in Florida Gas Reliability Infrastructure Program ("GRIP") and increased demand for Marlin Gas Services' compressed natural gas ("CNG") transportation services. These increases were partially offset by higher operating expenses related to growth initiatives.
Regulated Energy Segment

	Three Months Ended
	September 30,
(in thousands)	2020	2019	Change	Percent Change
Gross margin	$66,491	$54,961	$11,530	21.0%
Depreciation, amortization and property taxes	19,617	13,076	6,541	50.0%
Other operating expenses	26,392	24,345	2,047	8.4%
Operating income	$20,482	$17,540	$2,942	16.8%

Operating income for the Regulated Energy segment increased by $2.9 million for the three months ended September 30, 2020 compared to 2019, or 16.8 percent. Higher operating income was a result of the settlement of the Hurricane Michael regulatory proceeding, which included recognizing the first and second quarter rate impacts associated with the settlement, expansion projects completed and underway by Eastern Shore Natural Gas Company ("Eastern Shore") and Peninsula Pipeline Company, Inc. ("Peninsula Pipeline"), organic growth in the Company's natural gas distribution businesses and margin from increased investments in the Florida GRIP. These increases were partially offset by higher depreciation, amortization and property taxes including amortization of the regulatory asset associated with the Hurricane Michael regulatory proceeding settlement and higher other operating expenses. Operating income for the quarter was reduced by an estimated $1.5 million due to unfavorable impacts of COVID-19, which included an increase in bad debt expense of $1.3 million compared to the third quarter 2019.

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The key components of the increase in gross margin are shown below:

(in thousands)
Margin contribution from Hurricane Michael regulatory proceeding settlement (1)	$8,261
Eastern Shore and Peninsula Pipeline service expansions	2,677
Natural gas growth (excluding service expansions)	797
Florida GRIP	685
Margin contribution from Elkton Gas (acquisition completed in July 2020)	357
Decreased customer consumption - weather related	(1,013)
Other variances	(234)
Quarter-over-quarter increase in gross margin	$11,530
(1) This amount includes $5.5 million of gross margin previously invoiced under interim rates that was not recognized in revenue during the first and second quarters of 2020.

The major components of the increase in other operating expenses are as follows:

(in thousands)
Unfavorable COVID-19 impacts (primarily bad debt expense)	$1,334
Payroll, Benefits and other employee-related expenses	447
Operating expenses from Elkton Gas acquisition (completed July 2020)	276
Other variances	(10)
Quarter-over-quarter increase in other operating expenses	$2,047

Unregulated Energy Segment

	Three Months Ended
	September 30,
(in thousands)	2020	2019	Change	Percent Change
Gross margin	$13,068	$12,418	$650	5.2%
Depreciation, amortization and property taxes	3,326	2,901	425	14.7%
Other operating expenses	12,834	12,686	148	1.2%
Operating loss	$(3,092)	$(3,169)	$77	2.4%
Operating results for the Unregulated Energy segment increased by $0.1 million for the third quarter, as compared to the third quarter of 2019. Excluding the estimated COVID-19 impacts of $0.3 million, operating income increased by $0.4 million driven by margin growth from Marlin Gas Services and incremental margin from the Boulden assets. These increases were partially offset by higher depreciation, amortization and property taxes and higher other operating expenses.

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The major components of the increase in gross margin are shown below:

(in thousands)
Marlin Gas Services - increased gross margin from demand for CNG transportation services	$599
Boulden acquisition (assets acquired in December 2019)	327
Unfavorable COVID-19 impacts on gross margin	(399)
Other variances	123
Quarter-over-quarter increase in gross margin	$650
The major components of the increase in other operating expenses are as follows:

(in thousands)
Operating expenses from Boulden acquisition (completed December 2019)	$290
Payroll, Benefits and other employee-related expenses	(202)
Other variances	60
Quarter-over-quarter increase in other operating expenses	$148

Operating Results for the Nine Months Ended September 30, 2020 and 2019

Consolidated Results

	Nine Months Ended September 30,
(in thousands)	2020	2019	Change	Percent Change
Gross margin	$253,418	$236,203	$17,215	7.3%
Depreciation, amortization and property taxes	57,103	47,337	9,766	20.6%
Other operating expenses	118,797	112,221	6,576	5.9%
Operating income	$77,518	$76,645	$873	1.1%

Operating income for the nine months ended September 30, 2020 increased by $0.9 million compared to the same period in 2019. Operating income for the period was reduced by an estimated $6.7 million due to unfavorable impacts of COVID-19, inclusive of an increase in bad debt expense of $1.9 million compared to the same period in 2019. Excluding this impact, operating income for the period increased by $7.6 million which included operating income of $2.9 million from the settlement of the Hurricane Michael regulatory proceeding, higher operating income from organic growth projects, gross margin contributions from the Boulden and Elkton Gas asset acquisitions completed in December 2019 and July 2020, respectively, and higher retail propane margins per gallon, partially offset by decreased margin from customer consumption associated with milder weather during 2020.

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Regulated Energy Segment

	Nine Months Ended September 30,
(in thousands)	2020	2019	Change	Percent Change
Gross margin	$191,745	$177,149	$14,596	8.2%
Depreciation, amortization and property taxes	47,144	38,694	8,450	21.8%
Other operating expenses	78,225	73,145	5,080	6.9%
Operating income	$66,376	$65,310	$1,066	1.6%
Operating income for the Regulated Energy segment for the nine months ended September 30, 2020 was $66.4 million, an increase of $1.1 million, compared to the same period in 2019. Excluding the estimated unfavorable COVID-19 impacts of $4.8 million, which included an increase in bad debt expense of $1.9 million, operating income increased $5.9 million as a result of the Hurricane Michael regulatory proceeding settlement, higher gross margin from expansion projects completed by Eastern Shore and Peninsula Pipeline and organic growth in the Company's natural gas distribution businesses. These increases were offset by higher depreciation, amortization and property taxes, including amortization of the regulatory asset associated with the Hurricane Michael regulatory proceeding settlement and higher other operating expenses.

The key components of the increase in gross margin are shown below:

(in thousands)
Margin Contribution from Hurricane Michael regulatory proceeding settlement	$8,261
Eastern Shore and Peninsula Pipeline service expansions	5,485
Natural gas distribution - customer growth (excluding service expansions)	2,497
Eastern Shore margin from capital improvements and non-service expansion projects	793
Florida GRIP	678
Margin contribution from Elkton Gas acquisition (completed July 2020)	357
Unfavorable COVID-19 impacts on gross margin	(2,634)
Absence of Florida tax savings (net of GRIP refunds) recorded in the first quarter of 2019 for 2018	(910)
Decreased customer consumption - weather related	(863)
Other variances	932
Period-over-period increase in gross margin	$14,596

The major components of the increase in other operating expenses are as follows:

(in thousands)
Unfavorable COVID-19 impacts (largely higher bad debt expense)	$2,194
Insurance expense (non-health) - both insured and self-insured	1,377
Payroll, benefits and other employee-related expenses	1,029
Facilities maintenance and outside services costs	777
Operating expenses from Elkton acquisition (completed July 2020)	276
Other variances	(573)
Period-over-period increase in other operating expenses	$5,080

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Unregulated Energy Segment

	Nine Months Ended September 30,
(in thousands)	2020	2019	Change	Percent Change
Gross margin	$61,883	$59,340	$2,543	4.3%
Depreciation, amortization and property taxes	9,869	8,543	1,326	15.5%
Other operating expenses	40,964	39,480	1,484	3.8%
Operating income	$11,050	$11,317	$(267)	(2.4)%

Operating income for the Unregulated Energy segment decreased by $0.3 million for the nine months ended September 30, 2020, compared to the same period in 2019. Excluding the estimated COVID-19 impacts of $1.6 million, operating income increased $1.3 million as a result of incremental gross margin from the acquisition of the Boulden propane assets, higher retail propane margins per gallon and increased demand for Marlin Gas Services’ CNG transportation services. These increases were partially offset by reduced gross margins from overall warmer temperatures, expenses associated with recent acquisitions, and increased insurance expense.

The key components of the increase in gross margin are shown below:

(in thousands)
Propane Operations
Boulden acquisition (assets acquired in December 2019)	$2,763
Increased retail propane margins per gallon driven by favorable market conditions and supply management	1,892
Decreased customer consumption - primarily weather related	(1,540)
Marlin Gas Services
Increased demand for CNG services	694
Aspire Energy
Decreased customer consumption - primarily weather related	(687)
Higher margins from negotiated rate increases	443
Unfavorable COVID-19 impacts on gross margin	(1,145)
Other variances	123
Period-over-period increase in gross margin	$2,543

The major components of the increase in other operating expenses are as follows:

(in thousands)
Operating expenses from Boulden acquisition (completed in December 2019)	$939
Insurance expense (non-health) - both insured and self-insured	523
Unfavorable COVID-19 impacts (higher operating and bad debt expenses)	417
Other variances	(395)
Period-over-period increase in other operating expenses	$1,484

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Forward-Looking Statements

Matters included in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2019 Annual Report on Form 10-K and the Quarterly Report on Form 10-Q for the third quarter of 2020 for further information on the risks and uncertainties related to the Company’s forward-looking statements. In addition, to the risks and uncertainties identified in the Company’s 2019 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q for the first, second and third quarters of 2020, risks and uncertainties related to the COVID-19 pandemic could cause actual future results to differ materially from those expressed in any forward-looking statements, including, but not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for our services; our ability to obtain needed materials and components from our suppliers; actions governments, business, and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; our customers' ability to make payments for our services; and general economic uncertainty in the United States and global markets and a continuation or worsening of economic conditions in the United States or low levels of economic growth.

Conference Call

Chesapeake Utilities will host a conference call on Thursday, November 5, 2020 at 4:00 p.m. Eastern Time to discuss the Company’s financial results for the three and nine ended September 30, 2020.  To participate in this call, dial 877.224.1468 and reference Chesapeake Utilities’ 2020 Third Quarter Results Conference Call.  To access the replay recording of this call, the accompanying transcript, and other pertinent quarterly information, use the link CPK - Conference Call Audio Replay, or visit the Investors/Events and Presentations section of the Company’s website at www.chpk.com.

About Chesapeake Utilities Corporation

Chesapeake Utilities is a diversified energy company engaged in natural gas transmission and distribution; electricity generation and distribution; propane gas distribution; mobile compressed natural gas services; and other businesses. Information about Chesapeake Utilities and its family of businesses is available at https://www.chpk.com or through its Investor Relations (IR) App.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Executive Vice President, Chief Financial Officer and Assistant Corporate Secretary
302.734.6799
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Financial Summary
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Gross Margin
Regulated Energy segment	$66,491	$54,961	$191,745	$177,149
Unregulated Energy segment	13,068	12,418	61,883	59,340
Other businesses and eliminations	(51)	(81)	(210)	(286)
Total Gross Margin	$79,508	$67,298	$253,418	$236,203

Operating Income
Regulated Energy segment	$20,482	$17,540	$66,376	$65,310
Unregulated Energy segment	(3,092)	(3,169)	11,050	11,317
Other businesses and eliminations	16	(14)	92	18
Total Operating Income	17,406	14,357	77,518	76,645
Other income (expense), net	(40)	(351)	2,997	(731)
Interest Charges	4,584	5,403	15,452	16,583
Income from Continuing Operations Before Income Taxes	12,782	8,603	65,063	59,331
Income Taxes on Continuing Operations	3,502	2,352	16,082	15,354
Income from Continuing Operations	9,280	6,251	48,981	43,977
Income (loss) from Discontinued Operations, Net of Tax	(19)	(630)	165	(1,388)
Net Income	$9,261	$5,621	$49,146	$42,589

Basic Earnings Per Share of Common Stock
Earnings from Continuing Operations	$0.56	$0.38	$2.97	$2.68
Earnings (loss) from Discontinued Operations	—	(0.04)	0.01	(0.08)
Basic Earnings Per Share of Common Stock	$0.56	$0.34	$2.98	$2.60

Diluted Earnings Per Share of Common Stock
Earnings from Continuing Operations	$0.56	$0.38	$2.96	$2.67
Earnings (loss) from Discontinued Operations	—	(0.04)	0.01	(0.08)
Diluted Earnings Per Share of Common Stock	$0.56	$0.34	$2.97	$2.59

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Financial Summary Highlights

Key variances in continuing operations, between the third quarter of 2020 and the third quarter of 2019, included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Third Quarter of 2019 Reported Results from Continuing Operations	$8,603	$6,251	$0.38
Adjusting for Unusual Items:
Hurricane Michael (net impact of the first and second quarter of 2020)(1)	2,705	1,964	0.12
Unfavorable COVID-19 impacts	(1,023)	(742)	(0.04)
Decreased customer consumption - primarily weather related	(1,005)	(729)	(0.05)
	677	493	0.03

Increased (Decreased) Gross Margins:
Margin contribution from the Hurricane Michael regulatory proceeding settlement*	2,754	1,999	0.12
Eastern Shore and Peninsula Pipeline service expansions*	2,677	1,943	0.12
Natural gas growth (excluding service expansions)	797	578	0.03
Florida GRIP*	685	498	0.03
Margin contributions from Boulden and Elkton Gas acquisitions (completed July 2020 and December 2019, respectively)*	684	496	0.03
Increased demand for CNG services for Marlin Gas Services*	599	435	0.03
	8,196	5,949	0.36

(Increased) Decreased Operating Expenses (Excluding Cost of Sales):
Depreciation and amortization associated with Hurricane Michael regulatory proceeding settlement	(1,781)	(1,293)	(0.08)
Depreciation, amortization and property tax costs due to new capital investments	(1,312)	(952)	(0.06)
Operating expenses from Elkton Gas and Boulden acquisitions (completed July 2020 and December 2019, respectively)	(867)	(630)	(0.04)
Facilities, maintenance and outside services costs	(414)	(301)	(0.02)
Insurance expense (non-health) - both insured and self-insured	(323)	(234)	(0.01)
	(4,697)	(3,410)	(0.21)

Interest charges	(841)	(611)	(0.04)
Lower pension expense	388	282	0.02
Net other changes	456	326	0.02
	3	(3)	—

Third Quarter of 2020 Reported Results from Continuing Operations	$12,782	$9,280	$0.56
*See the Major Projects and Initiatives table.
(1) Includes amortization of regulatory liability associated with interest expense of $0.8 million related to the Hurricane Michael regulatory proceeding settlement.

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Key variances in continuing operations, between the nine months ended 2020 and the nine months ended 2019, included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Nine Months Ended September 30, 2019 Reported Results from Continuing Operations:	$59,331	$43,977	$2.67

Adjusting for Unusual Items:
Unfavorable COVID-19 impacts	(4,933)	(3,587)	(0.22)
Decreased customer consumption - primarily weather related	(3,090)	(2,247)	(0.14)
Absence of Florida tax savings (net of GRIP refunds) recorded in first quarter of 2019 for 2018	(910)	(667)	(0.04)
Gains from sales of assets	3,162	2,317	0.14
Favorable income tax impact associated with net operating loss carryback	—	1,669	0.10
	(5,771)	(2,515)	(0.16)

Increased (Decreased) Gross Margins:
Margin contribution from the Hurricane Michael regulatory proceeding settlement*	8,261	6,007	0.36
Eastern Shore and Peninsula Pipeline service expansions*	5,485	3,988	0.24
Margin contribution from Elkton Gas and Boulden acquisitions (completed July 2020 and December 2019, respectively)*	3,120	2,269	0.14
Natural gas growth (excluding service expansions)	2,497	1,816	0.11
Increased retail propane margins per gallon	1,892	1,375	0.08
Eastern Shore margin from capital improvements and capital surcharge increases	793	576	0.04
Increased demand for CNG services for Marlin Gas Services*	694	505	0.03
Florida GRIP*	678	493	0.03
Aspire Energy rate increases	443	322	0.02
	23,863	17,351	1.05

(Increased) Decreased Other Operating Expenses (Excluding Cost of Sales):
Depreciation and amortization associated with Hurricane Michael regulatory proceeding settlement	(5,355)	(3,894)	(0.24)
Depreciation, amortization and property tax costs due to new capital investments	(3,732)	(2,714)	(0.16)
Insurance expense (non-health) - both insured and self-insured	(1,900)	(1,382)	(0.08)
Operating expenses from Elkton Gas and Boulden acquisitions (completed July 2020 and December 2019, respectively)	(1,900)	(1,382)	(0.08)
Facilities maintenance and outside services costs	(1,294)	(941)	(0.06)
	(14,181)	(10,313)	(0.62)

Other income tax effects	—	(914)	(0.06)
Lower pension expense	1,131	822	0.05
Interest charges (1)	(852)	(620)	(0.04)
Net other changes	1,542	1,193	0.07
	1,821	481	0.02

Nine Months Ended September 30, 2020 Reported Results from Continuing Operations	$65,063	$48,981	$2.96
*See the Major Projects and Initiatives table later in this press release.
(1) Interest charges includes amortization of a regulatory liability of $1.1 million related to the Hurricane Michael regulatory proceeding settlement.

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Recently Completed and Ongoing Major Projects and Initiatives
The Company constantly pursues and develops additional projects and initiatives to serve existing and new customers, and to further grow its businesses and earnings, with the intention to increase shareholder value. The following represent the major projects/initiatives recently completed and currently underway. Major projects and initiatives that have generated consistent year-over-year margin contributions are removed from the table. In the future, the Company will add new projects and initiatives to this table once negotiations are substantially final and the associated earnings can be estimated.

	Gross Margin for the Period
	Three Months Ended		Nine Months Ended		Year Ended	Estimate for
Project/Initiative	September 30,		September 30,		December 31,	Fiscal
in thousands	2020	2019	2020	2019	2019	2020	2021
Pipeline Expansions
West Palm Beach County, Florida Expansion (1)	$1,020	$745	$2,988	$1,068	$2,139	$4,076	$4,984
Del-Mar Energy Pathway (1)	925	189	1,565	542	731	2,398	4,100
Auburndale	170	113	509	113	283	679	679
Callahan Intrastate Pipeline (including related natural gas distribution services)	1,609	—	2,146	—	—	4,039	6,437
Guernsey Power Station	—	—	—	—	—	—	514
Total Pipeline Expansions	3,724	1,047	7,208	1,723	3,153	11,192	16,714

Virtual Pipeline Growth
Compressed Natural Gas Transportation	1,592	993	5,047	4,353	5,410	7,000	8,000
Renewable Natural Gas Transportation	—	—	—	—	—	—	1,000
Total Virtual Pipeline Growth	1,592	993	5,047	4,353	5,410	7,000	9,000

Acquisitions
Boulden Propane	327	—	2,763	—	329	4,000	4,200
Elkton Gas	357	—	357	—	—	1,365	3,992
Western Natural Gas Company	—	—	—	—	—	250	1,800
Total Acquisitions	684	—	3,120	—	329	5,615	9,992

Regulatory Initiatives
Florida GRIP	3,831	3,146	11,135	10,457	13,939	14,976	16,739
Hurricane Michael regulatory proceeding (2)	8,261	—	8,261	—	—	11,014	11,014
Total Regulatory Initiatives	12,092	3,146	19,396	10,457	13,939	25,990	27,753

Total	$18,092	$5,186	$34,771	$16,533	$22,831	$49,797	$63,459
(1) Includes margin generated from interim services.
(2) This amount includes $5.5 million of gross margin previously invoiced under interim rates that was not recognized in revenue during the first and second quarters of 2020.
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14-14-14-14
Detailed Discussion of Major Projects and Initiatives
Pipeline Expansions

West Palm Beach County, Florida Expansion
Peninsula Pipeline is constructing four transmission lines to bring additional natural gas to the Company's distribution system in West Palm Beach, Florida. The first phase of this project was placed into service in December 2018 and generated $0.3 million and $1.9 million in additional gross margin for the three and nine months ended September 30, 2020, respectively. The Company expects to complete the remainder of the project in phases through the second quarter of 2021, and estimates that the project will generate gross margin of $4.1 million in 2020 and $5.0 million annually thereafter.

Del-Mar Energy Pathway
In December 2019, the Federal Energy Regulatory Commission issued an order approving the construction of the Del-Mar Energy Pathway project. Eastern Shore anticipates that this project will be fully in-service by the beginning of the fourth quarter of 2021. The new facilities will: (i) ensure an additional 14,300 Dekatherms per day (“Dts/d”) of firm service to four customers, (ii) provide additional natural gas transmission pipeline infrastructure in eastern Sussex County, Delaware, and (iii) represent the first extension of Eastern Shore’s pipeline system into Somerset County, Maryland. Construction on the project began in January 2020, and interim services in advance of this project generated $0.9 million and $1.6 million in margin for the three and nine months ended September 30, 2020, respectively. The estimated gross margin from this project is approximately $2.4 million in 2020, $4.1 million in 2021 and $5.1 million annually thereafter.
Auburndale
In August 2019, the Florida PSC approved Peninsula Pipeline's Transportation Service Agreement with the Florida Division of Chesapeake Utilities. Peninsula Pipeline purchased an existing pipeline owned by the Florida Division of Chesapeake Utilities and Calpine, and has completed the construction of pipeline facilities in Polk County, Florida. Peninsula Pipeline provides transportation service to the Florida Division of Chesapeake Utilities increasing both delivery capacity and downstream pressure as well as introducing a secondary source of natural gas for the Florida Division of Chesapeake Utilities' distribution system. Peninsula Pipeline generated gross margin from this project of $0.2 million and $0.5 million for the three and nine months ended September 30, 2020, respectively, and expects to generate annual gross margin of $0.7 million in 2020 and beyond.

Callahan Intrastate Pipeline
In May 2018, Peninsula Pipeline announced a plan to construct a jointly owned intrastate transmission pipeline with Seacoast Gas Transmission in Nassau County, Florida.  The 26-mile pipeline will serve growing demand in both Nassau and Duval Counties. This project was placed in service in June 2020, one month earlier than initially forecasted, and generated $1.6 million and $2.1 million in additional gross for the three and nine months ended September 30, 2020, respectively. Peninsula Pipeline expects to generate gross margin of $4.0 million in 2020 and $6.4 million annually thereafter.

Guernsey Power Station
Guernsey Power Station, LLC ("Guernsey Power Station") and the Company's affiliate, Aspire Energy Express, LLC ("Aspire Energy Express"), entered into a precedent firm transportation capacity agreement whereby Guernsey Power Station will construct a power generation facility and Aspire Energy Express will provide firm natural gas transportation service to this facility. Guernsey Power Station commenced construction of the project in October 2019.  Aspire Energy Express is expected to commence construction of the gas transmission facilities in the fourth quarter of 2021.  This project is expected to produce gross margin of approximately $0.5 million in 2021 and $1.5 million for 2022 and beyond.

Virtual Pipeline Growth
CNG Transportation
Marlin Gas Services provides CNG temporary hold services, contracted pipeline integrity services, emergency services for damaged pipelines and specialized gas services for customers who have unique requirements. For the three and nine months ended September 30, 2020, Marlin Gas Services generated additional gross margin of $0.6 million and $0.7 million, respectively. We estimate that Marlin Gas Services will generate annual gross margin of approximately $7.0 million in 2020 and $8.0 million in 2021, with the potential for additional growth in future years. Marlin Gas
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15-15-15-15
Services continues to actively expand the territories it serves, as well as leverage its patented technology to serve other markets, including pursuing liquefied natural gas transportation opportunities and most recently, announcing its expansion into the transportation of renewable natural gas from diverse supply sources to various pipeline interconnection points, as further outlined below.

Renewable Natural Gas Transportation

Bioenergy DevCo
In June 2020, the Company and Bioenergy DevCo (“BDC”), a developer of anaerobic digestion facilities that create renewable energy and healthy soil products from organic material, entered into an agreement related to a project to remove excess organics from poultry waste and convert it into renewable natural gas. BDC and the Company’s affiliates are collaborating on this project in addition to several other project sites where organic waste can be converted into a carbon-negative energy source. This project provides the opportunity for the Company to maintain the green attributes of the renewable natural gas as it is distributed to its natural gas distribution customers.

The resources generated from organic material at BDC's anaerobic digestion facilities in Delaware, will be processed by the Company and Eastern Shore and Marlin Gas Services will facilitate the transportation and receipt of renewable natural gas for multiple suppliers through its interconnect facility and equipment. Marlin Gas Services will transport the sustainable fuel to Eastern Shore, where it will be introduced to the Company’s own distribution system and ultimately distributed to its natural gas customers.

CleanBay Project
In July 2020, the Company and CleanBay Renewables Inc. ("CleanBay") announced a new partnership to bring renewable natural gas to its Delmarva natural gas operations. As part of this partnership, the Company will transport the renewable natural gas produced at CleanBay's planned Westover, Maryland bio-refinery, to the Company's natural gas infrastructure in the Delmarva region. Eastern Shore and Marlin Gas Services, will transport the renewable natural gas from CleanBay to the Company’s Delmarva natural gas distribution system where it is ultimately delivered to the Delmarva natural gas distribution end use customers.

At the present time, the Company has disclosed that it expects to generate at least $1.0 million in 2021 in incremental margin from renewable natural gas transportation services beginning in 2021. The Company continues to finalize contract terms associated with some of these projects. Additional information will be provided regarding incremental margin on these projects at a future time, as contracts are finalized.

Acquisitions

Boulden Propane
In December 2019, Sharp Energy, Inc. (“Sharp”), the Company’s wholly-owned subsidiary, acquired certain propane customers and operating assets of Boulden which provides propane distribution service to approximately 5,200 customers in Delaware, Maryland and Pennsylvania. The customers and assets acquired from Boulden have been assimilated into Sharp. The operations acquired from Boulden generated $0.3 million and $2.8 million of incremental gross margin for the three and nine months ended September 30, 2020, respectively. The Company estimates that this acquisition will generate annual gross margin of approximately $4.0 million in 2020, and $4.2 million in 2021, with the potential for additional growth in future years.
Elkton Gas Company
In July 2020, the Company closed on the acquisition of Elkton Gas, which provides natural gas distribution service to approximately 7,000 residential and commercial customers within a franchised area of Cecil County, Maryland. The purchase price is approximately $15.6 million, which included $0.6 million of working capital. Elkton Gas’ territory is contiguous to the Company's franchised service territory in Cecil County, Maryland. The Company generated $0.4 million in additional gross margin from Elkton Gas and estimates that this acquisition will generate gross margin of approximately $1.4 million in 2020 and $4.0 million in 2021.

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16-16-16-16
Western Natural Gas Company
In October 2020, Sharp acquired certain propane operating assets of Western Natural Gas Company, which provides propane distribution service throughout Jacksonville, Florida and the surrounding communities, for approximately $6.7 million, net of cash acquired. The acquisition will be accounted for as a business combination within the Unregulated Energy segment beginning in the fourth quarter of 2020. Sharp estimates that this acquisition will generate gross margin of approximately of $0.3 million in 2020 and $1.8 million in 2021.

Regulatory Initiatives

Florida GRIP
Florida GRIP is a natural gas pipe replacement program approved by the Florida PSC that allows automatic recovery, through rates, of costs associated with the replacement of mains and services. Since the program's inception in August 2012, we have invested $160.1 million of capital expenditures to replace 322 miles of qualifying distribution mains, including $16.1 million of new pipes during the first nine months of 2020. The Company expects to generate annual gross margin of approximately $15.0 million in 2020, and $16.7 million in 2021.

Hurricane Michael
In October 2018, Hurricane Michael passed through FPU's electric distribution operation's service territory in Northwest Florida. The hurricane caused widespread and severe damage to FPU's infrastructure resulting in 100 percent of its customers in the Northwest Florida service territory losing electrical service.
In August 2019, FPU filed a limited proceeding requesting recovery of storm-related costs associated with Hurricane Michael (capital and expenses) through a change in base rates. FPU also requested treatment and recovery of certain storm-related costs as regulatory assets for items currently not allowed to be recovered through the storm reserve as well as the recovery of capital replaced as a result of the storm. Recovery of these costs included a component of an overall return on capital additions and regulatory assets. In March 2020, FPU filed an update to the original filing to account for actual charges incurred through December 2019, revised the amortization period of the storm-related costs from 30 years as originally requested to 10 years, and included costs related to Hurricane Dorian of approximately $1.2 million in this filing.
In September 2019, FPU filed a petition, with the Florida PSC, for approval of its consolidated electric depreciation rates. The petition was joined to the Hurricane Michael docket. The approved rates, which were part of the settlement agreement in September 2020 that is described below, were retroactively applied effective January 1, 2020.
In September 2020, the Florida PSC approved a settlement agreement between FPU and the Office of the Public Counsel regarding final cost recovery and rates associated with Hurricane Michael. Previously, the Florida PSC approved an interim rate increase, subject to refund, effective January 1, 2020, associated with the restoration effort following Hurricane Michael. FPU fully reserved these interim rates, pending a final resolution and settlement of the limited proceeding. The settlement agreement allowed FPU to: (a) record regulatory assets for storm costs in the amount of $45.8 million including interest which will be amortized over six years; (b) recover these storm costs through a surcharge for a total of $7.7 million annually; and (c) collect an annual increase in revenue of $3.3 million to recover capital costs associated with new plant and a regulatory asset for the cost of removal and undepreciated plant. The new base rates and storm surcharge were effective on November 1, 2020. The following table summarizes the impact of Hurricane Michael regulatory proceeding for the three and nine months ended September 30, 2020:
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17-17-17-17

	Three Months Ended	Nine Months Ended
(in thousands)	September 30, 2020(1)	September 30, 2020
Gross Margin	$2,754	$8,261
Depreciation	(298)	(883)
Amortization of regulatory assets	2,079	6,238
Operating income	973	2,906
Amortization of liability associated with interest expense	(360)	(1,132)
Pre-tax income	1,333	4,038
Income tax expense	365	1,106
Net income	$968	$2,932

(1) The Hurricane Michael impact for the three months ended September 30, 2020, is presented for comparison purposes.

Other major factors influencing gross margin

Weather and Consumption
Weather conditions accounted for a $1.0 million decrease in gross margin during the third quarter of 2020, compared to the same period in 2019, due to a 17 percent decrease in Cooling Degree-Days ("CDDs") in Florida that resulted in reduced customer consumption for our electric operations. Compared to normal temperatures, as detailed below, gross margin was $0.5 million lower due to a lower number of CDDs in the Company's Florida service territory. For the nine-month period, overall milder temperatures decreased gross margin by $3.1 million compared to the same period in 2019 and $3.2 million compared to normal temperatures. The following table summarizes Heading Degree-Days ("HDD") and CDD variances from the 10-year average HDD/CDD ("Normal") for the three and nine months ended September 30, 2020 and 2019.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2020	2019	Variance	2020	2019	Variance
Delmarva
Actual HDD	43	7	36	2,416	2,576	(160)
10-Year Average HDD ("Normal")	48	61	(13)	2,797	2,846	(49)
Variance from Normal	(5)	(54)		(381)	(270)
Florida
Actual HDD	—	—	—	343	379	(36)
10-Year Average HDD ("Normal")	—	—	—	508	532	(24)
Variance from Normal	—	—		(165)	(153)
Ohio
Actual HDD	86	2	84	3,383	3,533	(150)
10-Year Average HDD ("Normal")	79	90	(11)	3,691	3,742	(51)
Variance from Normal	7	(88)		(308)	(209)
Florida
Actual CDD	1,337	1,620	(283)	2,412	2,840	(428)
10-Year Average CDD ("Normal")	1,573	1,553	20	2,666	2,625	41
Variance from Normal	(236)	67		(254)	215
Natural Gas Distribution Margin Growth
Customer growth for the Company's natural gas distribution operations, as a result of the addition of new customers and the conversion of customers from alternative fuel sources to natural gas service, generated $0.8 million and $2.5 million for the three and nine months ended September 30, 2020, respectively. The average number of residential customers served on the Delmarva Peninsula and in Florida increased by 4.9 percent and 3.9 percent, respectively, during the third quarter of 2020 and 4.0 percent and 3.8 percent, respectively for the nine months ended
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18-18-18-18
September 30, 2020. On the Delmarva Peninsula, a larger percentage of the margin growth was generated from residential growth given the expansion of gas into new communities and conversions to natural gas as our distribution infrastructure continues to build out. In Florida, as gas heating is not a significant portion of residential use, the incremental margin is split more even among the sectors with 50-percent coming from each of the sectors on a year-to-date basis. The details for the three and nine months ended September 30, 2020 are provided in the following table:

	Three Months Ended		Nine Months Ended
	September 30, 2020		September 30, 2020
(in thousands)	Delmarva Peninsula	Florida	Delmarva Peninsula	Florida
Customer Growth:
Residential	$302	$166	$1,069	$560
Commercial and industrial	78	251	302	566
Total Customer Growth	$380	$417	$1,371	$1,126

Capital Investment Growth and Associated Financing Plans
The Company's capital expenditures were $143.9 million for the nine months ended September 30, 2020. The following table shows a range of the expected 2020 capital expenditures by segment and by business line:

	2020
(dollars in thousands)	Low	High
Regulated Energy:
Natural gas distribution	$77,000	$85,000
Natural gas transmission	70,000	74,000
Electric distribution	3,000	5,000
Total Regulated Energy	150,000	164,000
Unregulated Energy:
Propane distribution	14,000	16,000
Energy transmission	17,000	18,000
Other unregulated energy	12,000	14,000
Total Unregulated Energy	43,000	48,000
Other:
Corporate and other businesses	2,000	3,000
Total Other	2,000	3,000
Total 2020 Expected Capital Expenditures	$195,000	$215,000

The capital expenditure projection is subject to continuous review and modification. Actual capital requirements may vary from the above estimates due to a number of factors, including changing economic conditions, capital delays because of COVID-19 that are greater than currently anticipated, customer growth in existing areas, regulation, new growth or acquisition opportunities and availability of capital. Historically, actual capital expenditures have typically lagged behind the budgeted amounts.

Management reaffirms its capital expenditure guidance of between $750 million and $1 billion for the five-year period between 2018 and 2022. From January 1, 2018 through September 30, 2020, the Company has invested $625.7 million in new capital expenditures.
The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent. The Company's equity to total capitalization ratio, including short term borrowings, was 45 percent as of September 30, 2020. The Company may utilize more temporary short-term debt, when the financing cost is attractive, as a bridge to the permanent long-term financing, or if the equity markets are more volatile. The Company also maintains an effective shelf registration statement with the Securities and Exchange Commission for the issuance of shares under its Dividend Reinvestment and Direct Stock Purchase Plan (the “DRIP”). In June 2020, the Company filed a shelf registration statement with the Securities and Exchange Commission, which provides for the issuance of
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19-19-19-19
shares of its common stock in a variety of offering types. On August 17, 2020, the Company filed a prospectus supplement under the shelf registration statement for an At-the-Market (“ATM”) program under which the Company may issue and sell shares of common stock up to an aggregate offering price of $75.0 million. In September 2020, the Company issued 0.2 million shares of common stock and received net proceeds of approximately $19.2 million, for the DRIP and ATM issuances, which were added to its general corporate funds. In October 2020, the Company issued an additional 0.7 million shares and received approximately $63.8 million in net proceeds, for the DRIP and ATM issuances. As a result of issuing additional equity in October 2020, the Company's equity to total capitalization ratio including short-term borrowings was approximately 50 percent at October 31, 2020, which is at the low end of its target range.

Depending on the Company’s capital needs and subject to market conditions, in addition to other debt and equity offerings, the Company may consider, as necessary in the future, issuing additional shares under the direct stock purchase component of the DRIP, the ATM program, or pursuant to its shelf registration statement.
In September 2020, the Company entered into a $375.0 million syndicated revolving line of credit (the “Revolver”), with six participating lenders. The Revolver expires on September 29, 2021 and has a tiered commitment fee and interest rate schedule, based upon a pre-determined spread over LIBOR, depending upon the Company's total capitalization. As of September 30, 2020, when pricing was established fourth quarter of 2020, the applicable commitment fee represented 0.175 percent and the spread over LIBOR for the interest rate represented 1.125 percent. As a result of entering into the Revolver, in September 2020, the Company terminated and paid outstanding balances for all previously existing bilateral lines of credit and its previous revolving credit facility. The Company's available credit under the new Revolver at September 30, 2020 was $154.7 million. More information about the Company's new revolving line of credit as well as the renewal of several debt private placement shelf agreements is included in the Company’s Quarterly Report on Form 10-Q for the third quarter of 2020.

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20-20-20-20

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Operating Revenues
Regulated Energy	$82,762	$74,580	$259,235	$251,601
Unregulated Energy and other	18,657	18,046	91,925	96,029
Total Operating Revenues	101,419	92,626	351,160	347,630
Operating Expenses
Regulated Energy cost of sales	16,271	19,619	67,490	74,452
Unregulated Energy and other cost of sales	5,640	5,709	30,250	36,975
Operations	34,959	32,614	105,516	99,558
Maintenance	3,717	3,920	11,695	11,200
Gain from a settlement	—	—	(130)	(130)
Depreciation and amortization	18,293	11,220	42,793	33,612
Other taxes	5,133	5,187	16,028	15,318
Total operating expenses	84,013	78,269	273,642	270,985
Operating Income	17,406	14,357	77,518	76,645
Other income (expense), net	(40)	(351)	2,997	(731)
Interest charges	4,584	5,403	15,452	16,583
Income from Continuing Operations Before Income Taxes	12,782	8,603	65,063	59,331
Income Taxes on Continuing Operations	3,502	2,352	16,082	15,354
Income from Continuing Operations	9,280	6,251	48,981	43,977
Income (loss) from Discontinued Operations, Net of Tax	(19)	(630)	165	(1,388)
Net Income	$9,261	$5,621	$49,146	$42,589
Weighted Average Common Shares Outstanding:
Basic	16,533,748	16,403,776	16,466,106	16,396,646
Diluted	16,592,842	16,453,867	16,523,200	16,444,231
Basic Earnings Per Share of Common Stock:
Earnings from Continuing Operations	$0.56	$0.38	$2.97	$2.68
Earnings (loss) from Discontinued Operations	—	(0.04)	0.01	(0.08)
Basic Earnings Per Share of Common Stock	$0.56	$0.34	$2.98	$2.60

Diluted Earnings Per Share of Common Stock:
Earnings from Continuing Operations	$0.56	$0.38	$2.96	$2.67
Earnings (loss) from Discontinued Operations	—	(0.04)	0.01	(0.08)
Diluted Earnings Per Share of Common Stock	$0.56	$0.34	$2.97	$2.59
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21-21-21-21

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	September 30, 2020	December 31, 2019
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$1,564,420	$1,441,473
Unregulated Energy	278,897	265,209
Other businesses and eliminations	30,365	39,850
Total property, plant and equipment	1,873,682	1,746,532
Less: Accumulated depreciation and amortization	(358,851)	(336,876)
Plus: Construction work in progress	52,519	54,141
Net property, plant and equipment	1,567,350	1,463,797
Current Assets
Cash and cash equivalents	3,056	6,985
Trade and other receivables	53,132	50,899
Less: Allowance for credit losses	(4,130)	(1,337)
Trade receivables, net	49,002	49,562
Accrued revenue	11,545	20,846
Propane inventory, at average cost	4,099	5,824
Other inventory, at average cost	5,583	6,067
Regulatory assets	10,372	5,144
Storage gas prepayments	2,971	3,541
Income taxes receivable	15,156	20,050
Prepaid expenses	14,817	13,928
Derivative assets, at fair value	1,967	—
Other current assets	753	2,879
Total current assets	119,321	134,826
Deferred Charges and Other Assets
Goodwill	36,930	32,668
Other intangible assets, net	7,215	8,129
Investments, at fair value	9,680	9,229
Operating lease right-of-use assets	11,077	11,563
Regulatory assets	112,650	73,407
Receivables and other deferred charges	23,865	49,579
Total deferred charges and other assets	201,417	184,575
Total Assets	$1,888,088	$1,783,198

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22-22-22-22

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	September 30, 2020	December 31, 2019
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 50,000,000 shares)	8,126	7,984
Additional paid-in capital	283,836	259,253
Retained earnings	328,357	300,607
Accumulated other comprehensive loss	(3,629)	(6,267)
Deferred compensation obligation	5,634	4,543
Treasury stock	(5,634)	(4,543)
Total stockholders' equity	616,690	561,577
Long-term debt, net of current maturities	519,971	440,168
Total capitalization	1,136,661	1,001,745
Current Liabilities
Current portion of long-term debt	15,600	45,600
Short-term borrowing	216,388	247,371
Accounts payable	46,492	54,068
Customer deposits and refunds	32,635	30,939
Accrued interest	5,231	2,554
Dividends payable	7,293	6,644
Accrued compensation	10,903	16,236
Regulatory liabilities	6,460	5,991
Derivative liabilities, at fair value	439	1,844
Other accrued liabilities	18,531	12,077
Total current liabilities	359,972	423,324
Deferred Credits and Other Liabilities
Deferred income taxes	202,649	180,656
Regulatory liabilities	142,280	127,744
Environmental liabilities	4,447	6,468
Other pension and benefit costs	27,462	30,569
Operating lease - liabilities	9,681	9,896
Deferred investment tax credits and other liabilities	4,936	2,796
Total deferred credits and other liabilities	391,455	358,129
Environmental and other commitments and contingencies (1)
Total Capitalization and Liabilities	$1,888,088	$1,783,198
(1)Refer to Note 6 and 7 in the Company's Quarterly Report on Form 10-Q for further information.

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23-23-23-23

Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended September 30, 2020				For the Three Months Ended September 30, 2019
	Delmarva NG Distribution (2)	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$6,722	$1,412	$6,380	$11,308	$7,314	$1,349	$5,671	$14,460
Commercial	5,321	1,517	4,985	9,077	3,812	1,471	5,588	11,216
Industrial	1,982	3,235	6,028	414	1,678	3,063	5,707	591
Other (1)	(45)	1,146	3,174	3	456	827	942	(2,093)
Total Operating Revenues	$13,980	$7,310	$20,567	$20,802	$13,260	$6,710	$17,908	$24,174

Volume (in Dts for natural gas and KWHs for electric)
Residential	210,787	56,754	243,255	101,555	183,998	52,805	214,521	97,537
Commercial	508,172	1,047,271	302,504	88,250	483,382	1,045,666	344,727	92,571
Industrial	1,144,210	5,999,386	1,080,078	1,596	1,233,019	7,019,573	1,114,359	7,460
Other	53,093	—	738,191	—	59,635	—	583,267	—
Total	1,916,262	7,103,411	2,364,028	191,401	1,960,034	8,118,044	2,256,874	197,568

Average Customers
Residential	84,343	17,930	60,353	25,104	73,454	17,342	57,999	24,624
Commercial	7,710	1,583	3,984	7,282	7,040	1,555	3,934	7,240
Industrial	181	16	2,518	2	168	17	2,440	2
Other	21	—	14	—	18	—	12	—
Total	92,255	19,529	66,869	32,388	80,680	18,914	64,385	31,866

	For the Nine Months Ended September 30, 2020				For the Nine Months Ended September 30, 2019
	Delmarva NG Distribution (2)	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$49,472	$4,773	$26,272	$26,225	$47,729	$4,645	$23,848	$35,121
Commercial	23,190	4,791	17,817	23,151	23,307	4,796	19,924	28,838
Industrial	6,444	9,754	19,323	725	5,839	9,450	17,767	1,617
Other (1)	(4,535)	3,700	3,886	631	(4,013)	2,734	(1,182)	(6,560)
Total Operating Revenues	$74,571	$23,018	$67,298	$50,732	$72,862	$21,625	$60,357	$59,016

Volume (in Dts for natural gas and KWHs for electric)
Residential	2,867,349	269,273	1,136,539	235,283	2,962,532	268,993	1,036,872	235,406
Commercial	2,730,931	3,270,286	1,119,081	220,238	2,810,391	3,348,307	1,275,328	233,940
Industrial	3,667,782	21,015,935	3,466,115	13,978	3,960,447	21,419,122	3,688,370	18,383
Other	196,076	—	2,000,351	—	138,009	—	1,771,243	—
Total	9,462,138	24,555,494	7,722,086	469,499	9,871,379	25,036,422	7,771,813	487,729

Average Customers
Residential	83,752	17,784	59,638	24,983	73,698	17,178	57,444	24,511
Commercial	7,756	1,582	3,982	7,268	7,090	1,543	3,923	7,233
Industrial	195	16	2,511	2	168	17	2,430	2
Other	18	—	14	—	14	—	12	—
Total	91,721	19,382	66,145	32,253	80,970	18,738	63,809	31,746

(1)Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties, and adjustments for pass-through taxes.
(2)Delmarva NG distribution customers includes approximately 7,000 customers acquired in the July 2020 acquisition of Elkton Gas.